Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-53333 and No. 333-53309) of UniSource Energy Corporation of our report dated July 2, 2009 relating to the financial statements of the Tucson Electric Power Company 401(k) Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Phoenix, AZ
July 2, 2009